Exhibit 21.1

Organizational Structure

At December 31, 2006, we had the following principal subsidiary undertakings:

		Group
		Share	Registered Office &
Company	Nature of Business	%	Country of Incorporation Operation

Athena Neurosciences, Inc.	Holding company	100	800 Gateway Blvd South San Francisco, CA, United States
Elan Capital Corp., Ltd.	Financial services company	100	Clarendon House 2 Church St Hamilton, Bermuda
Elan Drug Delivery, Inc.	R&D	100	3000 Horizon Drive King of Prussia, PA, United States
Elan Finance plc	Financial services company	100	Treasury Building, Lower Grand Canal Street, Dublin 2, Ireland
Elan Holdings, Inc.	Manufacture pharmaceutical and medical device products	100	1300 Gould Drive Gainesville, GA, United States
Elan Holdings Ltd.	Holding company	100	Monksland, Athlone Co. Westmeath, Ireland
Elan International Services Ltd.	Financial services company	100	Clarendon House, 2 Church St Hamilton, Bermuda
Elan Management Ltd.	Provision of management services	100	Treasury Building, Lower Grand Canal Street, Dublin 2, Ireland
Elan Pharma International Ltd.	R&D, manufacture, sale and distribution of pharmaceutical products and financial services	100	Monksland, Athlone Co. Westmeath, Ireland
Elan Pharmaceuticals, Inc.	R&D and sale of pharmaceutical products	100	800 Gateway Blvd South San Francisco, CA, United States
Monksland Holding BV	Financial services company	100	Amsteldijk 166 6th Floor 1079 LH Amsterdam The Netherlands
Neuralab Ltd.	Non-trading	100	Clarendon House, 2 Church St Hamilton, Bermuda